Exhibit 10.1

FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT

This First Amendment to the Purchase and Sale Agreement, dated as of the 25th day of May, 2016 (this “First Amendment”), is entered into by and between Optis UP Holdings, LLC, a Delaware limited liability company (the “Purchaser”), and Unwired Planet, Inc., a Delaware corporation (the “Seller”).

The following recitals are true and constitute the basis for this First Amendment:

A.	The Purchaser and the Seller are parties to that certain Purchase and Sale Agreement, dated as of April 6, 2016 (the “Original Agreement”), and wish to amend certain terms of the Original Agreement as specified in this First Amendment; and

B.	Section 8.10 of the Original Agreement requires the written consent of the Purchaser and the Seller to amend the terms of the Original Agreement.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained in this First Amendment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Defined Terms. All capitalized terms used in this First Amendment and not otherwise defined in this First Amendment shall have the meanings given to them in the Original Agreement.

2. Amendments to Original Agreement. The Original Agreement is hereby amended as follows:

A. Section 1 (The Transactions) of the Original Agreement is hereby amended by amending and restating Section 1.2 (Consideration) thereof as follows:

“1.2 Consideration. The aggregate purchase price for the Transactions shall be $40,000,000 plus the Purchase Price Adjustment and less the EIP Amount (the “Purchase Price”). Subject to the satisfaction or waiver of the conditions in Article 5, at the closing of the Transactions (the “Closing”), the Purchaser shall deliver by wire transfer of immediately available funds $30,000,000 plus the Purchase Price Adjustment and less the EIP Amount, to the account of the Seller in Section 1.2 of the Seller Disclosure Letter. On the second anniversary of the Closing Date, the Purchaser shall deliver by wire transfer of immediately available funds $10,000,000 (the “Holdback Amount”) less the amount of all Losses that pursuant to the terms of Article 7 has been duly setoff against the Holdback Amount or duly reserved for setoff against the Holdback Amount to the account of the Seller in Section 1.2 of the Seller Disclosure Letter. If the Closing does not occur for any reason, the Purchaser shall have no obligation to pay the Seller for any of the Approved Capital Contributions and, subject to Section 6.2(d) below, any of the Patent Fees. Subject to applicable Law, the Seller will cooperate with the Purchaser in allocating for Tax purposes the Purchase Price in the manner reasonably requested by the Purchaser.”

B. Section 4 (Covenants) of the Original Agreement is hereby amended by inserting the following as a new subsection 4.13 thereof:

“4.13 Patent and Maintenance Fees. Promptly after receiving written notice from the Purchaser to incur Patent Reinstatement and Maintenance Fees in order to reinstate or maintain, as the case may be, the Patents referred to in any such written notice from the Purchaser, the Seller shall and shall cause the Unwired Planet Companies to incur and pay those Patent Reinstatement and Maintenance Fees that are required to reinstate or maintain, as the case may be, those Patents pursuant to the Purchaser’s instructions.”

C. Section 6.2 (Effect of Termination) of the Original Agreement is hereby amended by inserting the following as a new subsection (d) thereof:

“(d) If this Agreement is terminated in accordance with Section 6.1, the Seller shall have the right, but not the obligation, to transfer to the Purchaser the Patents for which the Seller incurred Patent Fees in exchange for the Purchaser’s payment to the Seller of the Patent Fees by wire transfer of immediately available funds to the Seller. The Seller shall advise the Purchaser of the exercise of its right under this Section 6.2(d) by providing the Purchaser with its written notice thereof within ten days after the effective termination date of this Agreement and the closing of such transfer and the execution of all customary patent assignment agreements shall be effected by the Seller and the Purchaser as soon as practicable after the Seller’s timely exercise of its right hereunder.”

D. Section 8.14 (Definitions) of the Original Agreement is hereby amended by inserting the following definitions to the end of that section:

“(ss) “Approved Capital Contributions” means those additional capital contributions made by the Seller to any of the Unwired Planet Companies after April 6, 2016, that are approved in writing by the Purchaser within five Business Days after the Seller has delivered to the Purchaser a written description of the basis for the additional capital contribution; provided, however, that the Purchaser’s failure to approve any additional capital contribution shall not relieve the Seller of its obligations under this Agreement to cause the applicable Unwired Planet Company to timely pay its obligations.

(tt) “Approved Operating Expenses” means those amounts payable by UPLLC and Unwired Planet Ireland that are approved in writing by the Purchaser as an Operating Expense within five Business Days after the Seller has delivered to the Purchaser a copy of the invoice representing the applicable amounts payable and any other supporting documentation reasonably requested by the Purchaser. If the Purchaser has not approved any Operating Expense within five Business Days and the Seller believes that such Operating Expense should be approved, the Purchaser and the Seller will work in good faith to resolve any open questions regarding such Operating Expense after the five Business Days have passed. Any Operating Expense subsequently approved by Purchaser shall be an Approved Operating Expense. Any amounts payable of UPLLC and Unwired Planet Ireland that are not Approved Operating Expenses in accordance with this Agreement shall not be an Operating Expense under this Agreement and shall not relieve the Seller of its obligations under this Agreement to cause the applicable Unwired Planet Company to timely pay the applicable amounts payable, including by making an additional capital contribution to the Unwired Planet Companies in an amount sufficient to pay any such amounts payable.

(uu) “Patent Reinstatement and Maintenance Fees” means the aggregate amount of all fees and expenses that are paid to the applicable patent office or Governmental Authority located anywhere in the world, or to any other third party, to maintain Patents, including paying annuities or paying any third party to respond to patent office communications, for only those Patents that the Purchaser requests in writing be either (a) reinstated by the Seller or any Unwired Planet Company to the extent that the Seller or any Unwired Planet Company did not maintain any such Patents prior to the First Amendment Effective Date or (b) maintained by the Seller or any Unwired Planet Company to the extent that the Seller or any Unwired Planet Company would otherwise abandon any such Patents after the First Amendment Effective Date in the ordinary course of business.

(vv) “Operating Expenses” means the aggregate amount of all amounts payable by UPLLC and Unwired Planet Ireland that are Approved Operating Expenses and paid for by any of the Unwired Planet Companies after April 6, 2016, with the proceeds of any Approved Capital Contribution made by the Seller to any of the Unwired Planet Companies after April 6, 2016; provided, however, that any Engagement Arrangement Obligations that are paid for by any Unwired Planet Company with the proceeds of any additional capital contribution made by the Seller to any of the Unwired Planet Companies shall not be deemed to be an Operating Expense under this Agreement. The additional capital contributions in the aggregate amount of $1,700,000 that were made by the Seller to any of the Unwired Planet Companies after April 6, 2016, but prior to the First Amendment Effective Date shall be considered Approved Capital Contributions to the extent used by any Unwired Planet Company to pay Approved Operating Expenses.

(ww) “Patent Fees” means the aggregate amount of all Patent Reinstatement and Maintenance Fees that are incurred and paid by any of the Unwired Planet Companies after the First Amendment Effective Date with the proceeds of any Approved Capital Contribution made by the Seller to any of the Unwired Planet Companies after the First Amendment Effective Date, but only to the extent that the Seller and the Unwired Planet Companies shall have first exhausted all credits for any maintenance and Patent prosecution fees that the Seller or any Unwired Planet Company has prepaid to EIP Europe LLP or any other party prior to the First Amendment Effective Date.

(xx) “Purchase Price Adjustment” means the aggregate amount of the Approved Capital Contributions.

(yy) “First Amendment Effective Date” means May 25, 2016.”

3. Entire Agreement. This First Amendment contains all of the agreements of the parties hereto with respect to the matters contained herein, and no prior agreement, arrangement or understanding pertaining to any such matters shall be effective for any purpose. Nothing in this First Amendment shall be deemed to waive or modify any of the provisions of the Original Agreement, except as expressly stated herein; provided, however, that all provisions of the Original Agreement (including all exhibits and schedules thereto) inconsistent with the modifications made by this First Amendment shall also be deemed to be amended to conform hereto.

4. Ratification. Except as hereby amended, the Original Agreement shall remain unmodified and, as hereby amended, is ratified and reaffirmed.

5. References. From and after the date of this First Amendment, all references to the Original Agreement shall be deemed to be references to the Original Agreement as amended hereby.

6. Incorporation of Certain Provisions. This Amendment shall be subject to the provisions of Sections 8.3-8.13 of the Original Agreement, mutatis mutandis.

IN WITNESS WHEREOF, the parties have caused this First Amendment to be executed on the date first written above by their duly authorized officers.

OPTIS UP HOLDINGS, LLC		UNWIRED PLANET, INC.

By:	/s/ Leslie D. Ware	By:	/s/ Boris Teksler
Name:	Leslie D. Ware	Name:	Boris Teksler
Title:	Chief Executive Officer	Title:	Chief Executive Officer

[Signature Page to First Amendment to Purchase and Sale Agreement]